Exhibit 1

Good morning to everyone and welcome to our briefing session. I am pleased to present Rinker’s first half year results as a separate entity following the demerger in March.

A special welcome to those listening to this presentation via webcast.

Before we start, I would like to introduce the members of the Rinker Group Limited management team here today – Tom Burmeister CFO, Karl Watson, (chief executive, Readymix), Peter Abraham (general counsel & company secretary), and Debra Stirling (vice president corporate affairs & investor relations). The rest of the senior management team are busy in the US, ensuring we can deliver another positive story with our next set of results.

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A couple of important notes before we start….

Firstly, the comparative numbers in the presentation for the half year ending September 02 are pro-forma numbers. This note explains why.  Obviously Rinker did not exist separately at that time.

Secondly, the results are shown in US$ and in A$.

We have received in-principle approval from the Australian Securities & Investment Commission (ASIC) to report in both US$ and A$ — and we will do that in the full year accounts.

With over 80% of our profits generated in US$, we believe that reporting our earnings in US$ is the most appropriate way of judging Rinker’s performance, and I know that many of the analysts and fund managers who follow us are using, or plan to use, US$ in their earnings models.

We are also planning to add quarterly updates to our results announcements schedule.  We expect to release our first update - which will be on the December quarter - in February 03.

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I should point out too that the news release and this presentation includes a lot of detailed footnotes. This is because we are now listed in the US and are therefore subject to many US regulations.

As an Australian company, we use Australian accounting principles.  However, we now have to show the detailed calculation and reconciliation of any derived or non-GAAP measures – like return on funds employed or ROFE.

So that means a few footnotes!

As you can see, our agenda today is in four parts, commencing with the financial performance…

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Net profit and EPS rose 35% in US$.  In Australian dollars the increase was only 14%, due to the stronger A$, which was up 10 cents on average over the half, to 65.1 cents.

US$ revenue was up 32%, EBIT 25% and EBITDA 26%.  This includes a US$10.5 million write-down in the prestress business, which is 100% exposed to the weak US commercial construction sector.

These numbers benefited from the Kiewit acquisition, made in September last year.  Kiewit has contributed US$89 million in EBITDA over the past 12 months. That is a record result for Kiewit and is ahead of our acquisition plan.  Having had that initial benefit, we will only see incremental change from this point.

At the PAT line, we gained some benefit from one-off, US tax refunds. For EPS, we show both pre and post goodwill amortisation, to make it easier to compare with our US peers.  ROE is the same.

The interim dividend was 6 cents Australian.

We have also been able to increase franking to 100%, up from 70% with the previous dividend.  And we expect that at current dividend levels, we can continue to fully frank for the foreseeable future.

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Looking at the business results, our US subsidiary Rinker Materials Corporation increased EBITDA by 20% in US$. Heritage EBITDA is up 4%.

You can see all businesses improved except concrete pipe and products, which continues to suffer from the construction slowdown in many of the 30 states into which it delivers product, and some ongoing competitor activity.

The Florida construction materials operations were extremely strong, with total construction activity up 7% during the half.  Arizona was also strong, with activity up 3%.

Readymix in Australia performed very well, to lift EBITDA 30% and EBIT 39%.  Construction activity in Australia was up 8%.

In both the US and Australian operations, this first half is traditionally the strongest half, due to the holiday period and other seasonal issues.  This first half-second half split is most pronounced in Kiewit and the US concrete pipe business due to their geographic exposure.

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•                  This chart details the change in EBITDA in US$.

•                  The grey bars show EBITDA for the HYES02 – at the top – and HYES03 – at the bottom, up 25%.

•                  The yellow bar shows the result on a comparable basis – before EBITDA from acquisitions.

•                  The blue bars show estimated positive movements : A sizable gain from pricing of  US$15 million, US$21 million from higher volumes and US$25 million from OIP cost savings (with a further $3 million OIP gain in Kiewit)

•                  The red bars show the negatives — inflation at US$23 million and other minor items of US$25 million - which includes the pre-stress write-down of US$10 million and a US$11 million due to a land sale profit we took last year

•                  On this chart we also have a positive exchange rate impact of US$7 million, due to the translation of Readymix earnings into US$.  Of course, if our profit is measured in Australia dollars, the exchange rate impact was a negative of A$30 million.

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This slide shows the movement of price and volume in our various product groups.

In the US, aggregate prices rose almost 5% and cement was down 2%.

Cement volumes rose 19% due to a high level of bulk sales to other suppliers.  If you exclude those bulk discounts, the average price rose slightly.

US block and concrete prices rose marginally. Volumes were strong with heritage concrete up 13%.

In Australia, concrete prices rose 8% and volumes 12%. Aggregates prices were up 5% and volumes 11%.

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•                  Return on funds employed improved to 15.7% in US$.

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•                  Return on equity improved to 12.2% in US$, up from 11.4% at the March year end.

•                  Excluding goodwill – which puts us on the same basis as most of our peers – ROE is 14.7%, which compares well.

•                  However, we still do not regard ROE as high enough and we will be working to lift it.

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•                  Net debt was reduced nearly US$180 million or 19% to US$770 million.

•                  This is 1.1 times EBITDA.

•                  Interest cover is 10.4 times and gearing – that is, net debt to net debt plus equity – is 27%.

•                  All of which point to a strong financial position and plenty of flexibility with regard to acquisition funding and capital management.

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This chart shows Rinker’s financial position and credit ratings relative to other global building materials stocks.

We compare favourably.

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•                  Rinker’s effective tax rate was lower this time around due to one-off tax refunds from the US, so we wanted to give you a feel for our tax position going forward.

•                  This chart shows you the pro-forma tax position, had Rinker been a separate company over the past four years.   This is calculated from our 20-F SEC filing.

•                  The rate of tax has been coming down over that time as Readymix has increased its profit contribution to the group. This means we would have been paying more tax in Australia – at a lower, 30%, tax rate – rather than the slightly under 40% tax we pay in the US.

•                  We expect  some further one-off US tax benefits in the second half this year, which will maintain our tax rate close to the 34.2% in the first half…but after that, we expect it to move back to the average of 36%.

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•                  These charts group revenue by product and by geography.

•                  Within Rinker Materials, more than 50% of cement is used internally and around one third of aggregates.  In Readymix, around 36% of aggregates is used internally.

•                  Our major regions are Florida – which delivers around 37% of group revenue — Australia 20% and Arizona 13%.

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•                  Now to the business performance……..

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………….beginning with Rinker Materials in the US.

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•                  Rinker Materials  sales are up 31%. Excluding Kiewit, sales rose 4%.

•                  The EBITDA to sales margin is down a little – due mainly to Kiewit’s product mix, with more concrete and asphalt.

•                  ROFE was 16.4%, down on the previous 16.9% — due largely to Kiewit.

•                  We had a strong September which enabled us to catch up some of the slowdown earlier in the half.

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•                  The Florida business again performed well.  Florida quarry volumes were up over 5%, with prices up almost 7%.

•                  We made some good cost savings – helped by higher volumes – particularly in cement.

•                  Arizona volumes were strong, fuelled by residential construction and some new commercial projects. Prices showed little improvement except in asphalt – which was primarily due to higher oil prices.

•                  In Nevada, concrete and block volumes were strong but competition meant concrete prices fell 4%.  Block prices rose 4% and aggregate prices were also higher.

•                  Concrete pipe EBITDA fell 11% on lower volumes and prices but margins and return on funds employed were largely maintained.

•                  In the Other businesses, gypsum and polypipe performed well.  In the small prestress business, sales fell 27% on lower volumes and prices, and the business made a small loss.  After the write-down, funds employed in this business are around US$65 million.

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•                  I won’t talk to these but you can see the details of our performance by business segment in the next few slides. ….

Importantly, they give you a picture of the long term performance of these businesses — and the consistency and sustainability of that performance over the past four years or so

•                  Aggregates EBITDA has shown average compound growth of around 32% p.a. since 2000, while sales have grown 24% pa.

•                  Margin is lower due to the higher volumes of sand and gravel aggregates in Kiewit.

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Sales and profit measures are all going in the right direction for cement, which has improved significantly over the past 4 years……

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•                  The downstream businesses have also performed well, with revenue growth of 21% and EBITDA growth of 30% compound over the past four years.

•                  Margins are again slightly lower due to Kiewit.

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•                  Concrete pipe margins have held despite the difficult trading conditions and the business is SVA-positive.

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Now we come to Readymix — Australia and China.

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•                  In A$, Readymix sales were up 16%, EBITDA up 30% and EBIT up 39% — mainly due to higher prices, volumes and cost savings.

•                  The EBITDA to sales margin was up strongly to almost 18%.

•                  Return on funds employed was also up strongly — from 11.1% to 15.8% in A$.

•                  Strong trading in September allowed us to make up most of the volumes we had lost due to extensive rain in our first quarter.

•                  The biggest improvements in revenue came from the metro concrete and quarry businesses

•                  A strong focus on cost savings and efficiency – plus price increases - helped Humes concrete pipe and products business lift profit significantly.

•                  Profits doubled in the China business, helped by the Qingdao acquisition

•                  The Excel acquisition has performed ahead of our expectations.  Volumes have been ahead of plan and we are very pleased with the quality of the assets and the people.

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•                  Concrete prices are up 8% year on year on average – with the concrete business now much closer to earning its cost of capital. We believe we have recaptured some of the market share we lost last year, after we first went out with a major bid to recover prices and we intend to recapture the remaining share in the coming year.

•                  Aggregates prices were up 5% over the half, with quarry volumes up 11%.

•                  Asphalt prices were up but volumes were down considerably. Much more improvement is needed

•                  The new cement joint venture between ACH and Holcim – in which Readymix has 25% — has identified significant cost savings and synergy benefits, but these will take two years to implement fully

•                  The costs of the merger and some other hiccups such as a cement ship running aground meant that the contribution in the September half was slightly below the previous corresponding result from ACH

•                  However, the outlook is very strong for the JV, which has around 40% of the Australian market of around 8 million tonnes [8.8 m tons] a year.

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This chart shows the very significant improvement in Readymix over the past 12 months

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Now to strategy…

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Our mission is  to deliver shareholder value by being a top quartile performer in the industry, judged by growth in revenue, EBITDA and shareholder value added.

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•                  Our strategy is well understood by many of you and is focused on delivering shareholder value both from acquisitions and by improving the base business

•                  Our strong cash flows give us plenty of flexibility to fund acquisitions internally — and the New York Stock Exchange listing last month has added more options

•                  We have announced 4 acquisitions since the demerger –one in the US, two in Australia and a small one in China – as well as the Cement Australia merger with Hanson and Holcim

•                  We also just announced over US$30 million in greenfields expansion in Florida — to extend our footprint there.

•                  The acquisitions are small but rapidly value-adding

•                  In the US we continue the time-consuming process of knocking on doors and building relationships with potential sellers

•                  The nature of the industry and our focus on adding value means that our acquisition spend will be lumpy, but we expect an average around US$200 million a year.

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•                  Cost leadership is an important part of our strategy and we aim every year to offset the costs of inflation

•                  Operational improvement cost savings delivered US$28 million

•                  We have several hundred OIP teams operating across the business and the insight we get from extensive internal and external benchmarking helps our people to understand the opportunities

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This map shows the focus of our major businesses – that is the green major quarry states - in the higher population growth states of the US

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•                  This slide is a way of demonstrating how the integrated business model operates.

•                  The chart on the right demonstrates the returns that can be achieved in a good-performing integrated business, like our Florida operations

•                  There you see that whilst the EBIT margins are significantly less for concrete, the higher asset turns mean that the business can still deliver good returns

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•                  Our focus is quarries first.  However, we know how to operate in integrated markets and believe we can make good returns from these assets as well as quarries alone

•                  We prefer high population growth regions and strong  market positions

•                  We are looking at bolt-ons, primarily in the US, although we have made identified some further, small opportunities in Australia.

•                  Our due diligence and capex assessment processes are tight and they improve further with every acquisition.

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•                  These charts show Rinker Materials’ performance over the past six years.

•                  This gives you another perspective on the consistent improvement in performance that we have seen over that time from the US operations

•                  EBITDA has shown compound annual growth of 20%  on an 13% growth in sales.

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•                  Cash flow has always been one of the great strengths of Rinker, and the cash generation capability continues to improve

•                  This chart shows free cash flow

•                  We have adopted a definition which allows relatively easy comparison – that is, net cash from operating activities, less purchases of property, plant and equipment

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•                  As I mentioned before, benchmarking helps motivate us — as well as providing a measure of our performance

•                  This slides shows the cash generation capability of Rinker vs our global peers by measuring EBITDA to net assets

•                  Rinker’s performance is strong, as is Florida Rock’s.

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•                  Return on net assets is another useful measure.

•                  Rinker again performs well against our peers.

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•                  And one other benchmark slide – this time return on equity, which is a proxy for our primary internal measure, shareholder value added

•                  ROE before goodwill amortisation provides a level playing field with our US peers in particular

•                  On this measure, Rinker delivers the highest returns – although as I said earlier, we are aiming to get it higher

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Now to the outlook….

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•                  This chart is fairly self-explanatory and shows that total construction activity in the US is expected to decline slightly this calendar year, followed by an overall steady year in 04 – before picking up in 05 and 06

•                  This forecast – from the Portland Cement Association – suggests that commercial construction (or non-residential) will decline a further 6% this year but will pick up next year

•                  There are signs of improvement in this sector already

•                  For example, in both Las Vegas and Orlando, Florida we have seen a pick up in hotel construction after a two year hiatus.  And in Phoenix, Arizona a number of new commercial projects are underway, including a football stadium and an ice hockey arena.

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•                  Road spending is a very important component of US construction activity

•                  The next six year federal program is being negotiated and the industry remains optimistic about the prospects for a solid increase

•                  There is no doubt that road spending is seen as creating real, reasonably paid jobs – around 47,000 for every US$1 billion in expenditure — and that it has significant indirect benefits

•                  It is also very popular with voters

•                  The Senate and the House are both floating budgets well above the previous program

•                  The current program has been rolled over for five months until the end of February, as Congress expects to finalise the funding package before then

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•                  Around 50% of road funding is federal, and the rest is state and local government.

•                  This slide shows the road funding position for our major states.

•                  Florida’s position is distorted by three things

1)              A big stimulus in 01-02 following September 11

2)              Spending in the year to June 03 was down on the chart but as you know overall levels were very strong in Florida, and are expected to continue around those levels, and

3)              the volume of “roll money” now rolled over into the 04 budget - that is, unspent funds that get rolled over into the next year.  In reality, the 04 budget will be about 2% up on this year.

•                  Overall, the picture is positive – except Tennessee where the Governor has ordered a 9% across-the-board spending cut

•                  Where the states had budget deficits, they have generally increased taxes or issued bonds.

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•                  This slide shows inventory levels for new housing in the US.

•                  Current inventory is around 3.7 months – which you can see is a historic low, relative to the past 15 years.

•                  This is useful measure when looking at home building over the next six to 12 months.

•                  We remain optimistic – at least for Rinker’s major operating regions such as Florida and Arizona.  There is no sign of a slowdown in population growth, immigration or residential construction activity.

•                  But we remain wary and are very conscious of becoming complacent.

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•                  The forecasts are generally strong too….this table shows cement consumption,  employment growth and construction activity forecasts for Rinker Material’s major states.

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•                  This slide shows the Australian construction activity forecast from BIS Shrapnel.

•                  It tells a very positive story…

•                  Total construction activity in the year to March 04 is expected to be up 1.8%, with engineering and residential down slightly and non-residential up strongly.

•                  The following year, both engineering and commercial activity is scheduled to increase, with housing to be down 2.4% and the total up 3%

•                  Then in 2005, all three sectors are forecasts to increase, with total construction estimated to be up 7.6%.

•                  This is being characterised as a major “building boom”.

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•                  US construction activity is forecast to fall slightly next calendar year but strong levels of construction activity are forecast to continue in Florida and Arizona

•                  However, with commercial activity coming off such a low base, and with its exposure in some weaker states,  the concrete pipe business is not going to improve over the short term.

•                  In Australia construction activity is forecast to lift over the next three years.  We also expect further price recovery – although we are not scheduling any further price increases until April next year.

•                  Our expectations are that earnings for both Rinker Materials and Readymix should rise in local currency terms – around 10 and 20 per cent respectively – despite higher health, pension and energy costs.

•                  At the net profit line, we expect some further tax recoveries in the second half to keep the effective tax rate close to what we saw in the first half, and

•                  Dividends should be fully franked for the foreseeable future.

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•                  So, in summary….

•                  Rinker has maintained a strong performance despite the construction slowdown in the US during the half….All the businesses are performing well except concrete pipe and prestress

•                  I think it is fair to say that our leading market positions in economically favourable locations have helped deliver consistent and strong growth, and quality results, over at least the past five years…

•                  Our strong balance sheet and cash flows provide a solid foundation for ongoing growth, together with further underlying improvements in the base business

•                  Continuous benchmarking motivates us to constantly refine and lift our performance – although on many measures we are performing at least as well or better than many of our peers…

•                  And finally, the construction outlook across the US,  Australia and China is positive and supports our profit forecasts.

•                  Thank you, and we will be happy now to take any questions you may have.  For the sake of people listening on the webcast, please use the microphones and state your name and which organisation you represent….

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Rinker Group Limited

results presentation
six months ended 30 September 2003

1

Important notes

Use of pro-forma results for the prior period

The results of the Rinker group as a statutory entity during the prior comparative period, the half year ended 30 September 2002 (HYES02), do not reflect the businesses that comprised the Rinker group on demerger from CSR Limited on 28 March 2003. Comparative HYES02 results for the Rinker group have not been shown in the statutory financial report, as the Rinker group did not prepare a statutory financial report for HYES02 because it was not then a disclosing entity. Accordingly, unaudited summary pro forma financial information has been prepared for the prior comparative period, HYES02.  The directors believe it is meaningful to compare information for the HYES03 with the pro forma HYES02 information, and this presentation has been prepared on that basis.

A$ and US$ accounts

Rinker’s operating subsidiaries (Rinker Materials Corporation in the US and Readymix in Australia and China) each generate all revenue and incur all costs in their local currency.  As a result, directors believe their performance is best measured in their local currency. US$ figures for the group are calculated on a pro-forma basis, translating the Readymix A$ earnings into US$ based on the average exchange rate used to translate Rinker Materials US$ accounts to A$. More information is included in footnote 1 to this presentation.

Use of Non-GAAP Information

Rinker group believes that its business should be assessed using a variety of measures.  All measures used in this presentation are based on financial information prepared in accordance with Australian Generally Accepted Accounting Principles (GAAP).  However, certain financial information used in this presentation is not separately defined in GAAP.   The US Securities and Exchange Commission (SEC) requires that any such non-GAAP financial information included in this presentation be reconciled to GAAP financial information.  Accordingly, footnotes reconciling such non-GAAP financial information have been included at the end of this presentation.

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2

Agenda

Part 1	Group financial performance

Part 2	Business performance

Part 3	Strategy

Part 4	Outlook

3

Net profit (PAT) and earnings per share (EPS)
up 14% in A$ (35% in US$)

6 months ended Sept 2003

	US$m		change		A$m		change
Trading revenue	1,848		+32%		2,836		+12%
EBIT (2)	258		+26%		396		+7%
EBITDA (3)	373		+25%		573		+6%
PAT (4)	152		+35%		233		+14%
Free cash flow (5)	213		+32%		316		+7%
ROFE (6)	15.7%		+0.2	pp	17.2%		+1.4	pp
ROE(7)/ROE (7) Pre amortisation of goodwill	12.2	%/	14.7%		13.3	%/	16.1%
EPS (8)	16c		+35%		25c		+14%
EPS (8) Pre amortisation of goodwill	18c		+38%		29c		+17%
Dividend Interim100% franked					6c

•                  For definition of terms, refer to notes section at rear

•                  Average A$ exchange rate = 65.1 US cents in HYES03 vs 55.1 in HYES02

4

EBITDA performance by segment shows both major subsidiaries up strongly in their domestic currency

6 months ended Sept 2003

	US$m	change	A$m	change
Aggregate	112	+35%
Cement	58	+12%
Concrete, block & asphalt	81	+55%
Concrete pipe & products	51	-11%
Other	7	-48%
Rinker Materials	308	+20%	473	+2%
Readymix	69	+54%	106	+30%
Corporate costs	-4		-6
Total EBITDA	373	+25%	573	+6%

•                  For definition of terms, refer to notes section at rear

•                  Numbers may not add due to rounding

5

EBITDA variance analysis (US$m)

Six months ended September 2003	US$m EBITDA
Numbers subject to rounding
Variance data is Rinker estimates

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*                 A$ - US$ exchange rate was 65.12 cents in HYES03 vs 55.17 in HYES02, up 18%

6

Price / volume matrix

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7

Return on funds employed moves higher

Return on funds employed %

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8

Return on equity improves further

Return on equity %

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* pre amortisation of goodwill

9

Lower gearing and higher interest cover reflect
balance sheet strength

Gearing* %	Interest cover(11) X

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* Gearing: net debt / net debt plus equity(10)

10

Financial strength comparison with building materials peers

Company Name	Net debt	Equity	Interest cover	Net debt / equity	Net debt / (net debt + equity)	Long term Credit rating*

Rinker Group US$	770	2,083	10.4	37%	27%	A3 / BBB+ / A-
Vulcan Materials	594	1,765	6.9	34%	25%	A1 / A+ / nr
Martin Marietta	749	1,086	2.9	69%	41%	A3 / A-/ nr
Lafarge Nth Amer	670	2,317	0.1	29%	22%	Baa1 / BBB / nr
Florida Rock Ind	45	556	n/a	8%	7%	nr
Hanson	1,073	2,755	4.4	39%	28%	Baa1 / BBB+ / BBB+
RMC Group	1,235	2,049	2.3	60%	38%	nr
Aggregate Indus.	567	888	3.8	64%	39%	nr / nr / BBB
CRH	2,339	4,589	3.9	51%	34%	Baa1 / BBB+ / A-
Holcim	9,672	9,651	3.6	100%	50%	nr / BBB+ / nr

Local currency

* Ratings shown in order: Moody’s, S&P, Fitch.

“nr”: not rated

Based on 6 months to June 03, except Rinker (6months to Sep 03),Vulcan (9 months to Sep 03), and Florida Rock (9 months to June 03)

11

One off tax refunds assisted net profit

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12

Rinker group revenue and geographic split

HYES03 revenue by product	HYES03 revenue by geography

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Note: Revenue includes internal and external revenue	Note: Revenue excludes internal revenue generated by sales between Rinker group companies
Based on US$ revenue	Based on US$ revenue

13

Agenda

Part 1	Group financial performance

Part 2	Business performance

Part 3	Strategy

Part 4	Outlook

14

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[LOGO]	Rinker Materials Corporation EBITDA up 20%

US$m HYES	03	02
Revenue	1,462	1,119	+31%
EBIT	209	176	+18%
EBITDA	308	256	+20%
Funds Empl	2,232	2,371	-6%

EBITDA/Sales %	ROFE % (US$)

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16

Florida again performed strongly
Kiewit up on previous period and acquisition plan

•                                 Rinker Materials sales up 31%, EBITDA up 20%

•                                 Heritage(9) sales up 4%; EBIT up 6%; EBITDA up 4%

•                                 Kiewit contributed US$294m sales and US$52m to EBITDA – up strongly on prior period and on acquisition plan

•                                 Florida businesses performed strongly

•                                 Aggregates EBITDA up 35% (heritage up 7%)

•                                 Cement EBITDA up 12%

•                                 Concrete, asphalt & block EBITDA up 55% (heritage flat)

•                                 Concrete pipe and products EBITDA down 11% due to nonresidential downturn and competition but margins stable

•                                 Writedown of US$10.5m EBIT taken for small prestress business

17

Aggregates business continues strong growth performance
EBITDA margin lower due to Kiewit product mix

Trading revenue growth	EBIT, EBITDA & EBITDA margin

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18

Ongoing sustained growth from cement business

Trading revenue growth	EBIT, EBITDA & EBITDA margin

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19

Concrete, block and asphalt growth continues

Trading revenue growth	EBIT, EBITDA & EBITDA margin

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20

Concrete pipe results lower but margin holding

Trading revenue growth	EBIT, EBITDA & EBITDA margin

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21

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[LOGO]	Readymix (Australia & China) delivers another strong performance

A$m HYES	03	02
Revenue	593	513	+16%
EBIT	81	59	+39%
EBITDA	106	81	+30%
Funds Empl	898	745	+20%

EBITDA/Sales %	ROFE %

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23

Readymix results in A$

•                  Readymix sales up 16%, EBITDA up 30%

•                  EBITDA/sales margin up 2pp to 17.9%

•                  Return on funds employed 15.8% up from 11.1%

•                  Quarry volumes up 11%; prices up 5%

•                  Concrete volumes up 12%, price up 8%

•                  Cement contribution to EBIT down 7% due to costs of Cement Australia merger on June 1

•                  Humes concrete pipe improved significantly with prices recovering 10%

•                  China EBIT doubled due to higher volumes and Qingdao acquisition

24

Readymix result well ahead on price recovery, cost savings and volumes

Trading revenue growth	EBIT, EBITDA & EBITDA margin

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Agenda

Part 1	Group financial performance

Part 2	Business performance

Part 3	Strategy

Part 4	Outlook

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Rinker Group Limited

Delivering shareholder value through top quartile performance

Our mission…

Delivering shareholder value through value-adding growth & continuous improvement of the base business

Our objective…

Rinker aims to be in the top quartile of its heavy building materials industry peers re growth in revenue, EBITDA and SVA

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Rinker group strategy

Value-adding growth and performance

•                  Value-adding growth via acquisitions (circa US$200m p.a. from cashflows) and improving the base business, including greenfields investment

•                  Primarily US but also in Australia and China

•                  Quarries first priority but we also understand downstream businesses

•                  Achieve #1 or 2 market positions

•                  Focus on high population growth regions and/or where industry structure is favourable or can be made favourable

•                  Internal and external benchmarking helps drive improvement

•                  Low cost operator and continuous improvement program

•                  Talented people with a high performance ethic

•                  A safe workplace

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Operational improvement cost savings aim to offset inflation

US$ millions*

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Converted from A$ to US$ using average month-end exchange rates Based on Rinker estimates

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Rinker Materials generates around 75% of EBIT from high growth population states and over 80% where it is  #1 or 2 in the market

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Ongoing value-adding growth
US$1.7 billion invested in 29 acquisitions since 1998

•                  Growth must be value-adding: earning cost of capital usually within first full year after acquisition

•                  Focus on high population growth US states, including the west, or strong market positions.  Bolt-ons most likely.

•                  Small bolt-ons for the Readymix business

•                  Aggregates focus; vertical integration (concrete, cement, asphalt) if appropriate in selected markets

•                  High level of due diligence pre-acquisition; stringent post acquisition management and integration plans

•                  Strong cash flows provide basis for ongoing future expansion

•                  If appropriate, equity funding an option for the future as growth continues

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Have the acquisitions delivered?  Rinker Materials performance lift since 1998… growth from acquisitions and the base business

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Cash flow is one of Rinker’s great strengths…
Free cash continues to improve

US$ million

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Free cash flow: Net cash from operating activities less purchases of property, plant and equipment

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Ongoing performance benchmarking…
Cash flow generation capacity - EBITDA to net assets vs peers(13)

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Source : Bloomberg, company accounts and Rinker research.

Based on last reported financial year end. Rinker data based on pro-forma accounts

Net assets include fixed assets, cash and working capital

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Ongoing performance benchmarking…
Asset productivity - return on net assets (RONA)(14)

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Source : Bloomberg, company accounts and Rinker research. Excludes amortisation of goodwill

Based on last reported financial year end. Rinker data based on pro-forma accounts

Net assets include fixed assets, cash and working capital

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Ongoing performance benchmarking…
Shareholder returns - return on equity (pre goodwill amortisation)(15)

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Source : Bloomberg, company accounts and Rinker research. Excludes amortisation of goodwill

Based on last reported financial year end. Rinker data based on pro-forma accounts

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Agenda

Part 1	Group financial performance

Part 2	Business performance

Part 3	Strategy

Part 4	Outlook

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Positive outlook for US construction industry
Non-residential expected to turn up from 2004

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Source:   Portland Cement Ass’n Summer 2003 forecast
Put in Place activity forecast (constant 1996$)

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Outlook positive for 2004
and next six year federal road funding program

•                  Near record FY03 allocation of US$31.6b for Transportation

•                  FY04 allocation at US$33.8b p.a., pro-rata for five months to February 04 while Congress debates new six year plan

•                  All major participants seeking an increase – seen as a major employment generator and economic stimulus

•                  Senate committees recommending US$305b transportation funding budget resolution; House committees will most likely propose US$375b for transportation funding

•                  The Administration’s proposal is for a US$247 bn budget and most see this as the floor.

•                  Previous six year plan, TEA-21, was US$218b

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Rinker’s major states show solid growth
Department of Transportation (DOT) construction budgets

STATE	DOT (construction) BUDGETS			COMMENTS

ARIZONA	FY 02-06	FY 03-07	FY 04-08
Total Change on prior program Jun-Jul FY state gas tax, 85% of state funds is protected. Vehicle taxes a5% of state funds are not protected	3.984	4,027 +1%	3,943 -2%	In Jun 02, ADOT approved a US$4B highway construction program for FY03-07 The governor’s budget included higher taxes, spending cuts & state bonds to bridge the state deficit

FLORIDA	FY 02	FY 03	FY 04
Total Change on prior program Jul-Jun State funds dedicated & protected	2,671	1,937 -28%	3,840* +98%

FDOT budgets continue to grow.

*Note FY04 contains roll money. Actual budget is $1,969m. Total 03-04 state budget up 6% without tax Jul-Jun State funds dedicated & protected increases or depleting reserves

NEVADA	FY 02	FY 03	FY 04
Total Change on prior program Jul-Jun FY State funds dedicated & protected	587	741 +26%	759 +3%	The increase in FY04 reflects some sizeable projects bonded over past few months. Taxes raised by $836m over 2 years in FY04 budget of $4.9m, including 1.7b to education

TENNESSEE	FY 01-02	FY 02-03	FY 03-04
Total Change on prior program Jul-Jun FY recently passed legislation making it easier to divert state DOT funds	964 +2%	1,076 +12%	970 10%	Governor ordered a 9% across the board cut in spending (including the highway fund) to balance the state budget. Highway funds cut $66m. Mass transit exempt

WASHINGTON	FY 99-01	FY 01-03	FY 03-05
Total Change on prior program The spilt between federal 7 state is an estimate	1,400	1,526 +9%	1,979 +30%	Increase in FY03-05 due to a new revenue package with an increased fuel tax to fund numerous construction projects

GEORGIA		FY 03-05	FY 04-06
Total Change on prior program State gasoline tax is protected while sales tax on gasoline is not protected		5,912	5,935 +0.4%	Budget has been approved but funding has not been finalised. Figures represent total DOT budget rather than just the construction budget

NOTE: The above information was obtained per discussion with respective state’s DOT and includes estimates

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US housing - new homes for sale
Inventory of 3.7 months historically low

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Source: US Census

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Cement consumption and employment growth
forecasts for Rinker Materials’ states

	Cement consumption%(1)		Employment growth%(1)		Private construction activity(2)
	2003	2004	2003	2004	2003	2004

US	+0.7	+0.7	+0.4	+0.4	+2.8	+3.2

Florida	-1.5	+3.8	+0.9	+1.8	-0.2	+0.1

Arizona	-2.0	+0.2	+0.6	+2.2	+3.0	+2.5

Nevada	0	+2.6	+2.1	+1.9	+2.0	+1.0

Tennessee	-2.0	+1.3	+0.2	+0.7	+4.0	+3.0

Kentucky	-2.9	+2.0	-0.2	-0.1	+2.5	+1.8

Georgia	-1.0	+2.4	+0.7	+1.4	+3.8	+0.9

Washington	-2.0	+0.6	+0.1	+0.6	+3.5	+1.6

Source:     (1)  Portland Cement Association latest forecast

(2)  FMI

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Positive outlook for Australian construction
Economic forecasters predict “boom” conditions

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Source: BIS Shrapnel
Constant 2001 dollars

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Positive outlook supports lift in profit forecast for both Rinker
Materials and Readymix

•                  US total construction activity forecast to fall slightly in calendar 04 while Florida, Arizona, Nevada remain strong

•                  US concrete pipe to remain under pressure but intensive OIP cost saving program underway

•                  Australian construction forecast to improve 3% in YEM04 with housing down but commercial and infrastructure sectors up

•                  Further Readymix price recovery likely in YEM05

•                  Operating profit for Rinker Materials expected to increase around10% for the full year YEM04 in local US$ currency

•                  Readymix profit expected to increase around 20% in $A

•                  One-off tax recoveries in YEM04 will lower effective tax rate but at current dividend levels, franking should stay at 100%

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In summary… results confirm a solid & sustained performance over many years…further improvement forecast

•                  A strong performance despite slower US construction during the half

•                  All businesses performing well except US concrete pipe and prestress

•                  Confirms a solid and sustained performance record over several years

•                  Strong market positions and economically favourable locations continue to help drive improvement

•                  Rinker well-positioned for continuing growth from acquisitions ( circa US$200m p.a. from cashflows) and improvements in the base business

•                  Benchmarking shows Rinker performing well vs peers

•                  Construction outlook in US, Australia and China supports ongoing growth

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Notes

(1)                                  The amounts reported in US$ have been taken directly from the US$ denominated financial statements of the relevant controlled or equity accounted entities. Where a currency other than the US$ is the functional currency, financial information has been translated into US$ using rates, which for financial performance and cash flow information represent the EBIT weighted average rates used to translate US$ amounts to A$ amounts in the Financial Report. For the assets and liabilities, financial information has been translated using the exchange rate at balance date.

(2)                                  EBIT represents Profit on ordinary activities before interest and income tax.

(3)                                  EBITDA represents EBIT before Depreciation and Amortisation (DA):

Segment	EBITDA	DA	EBIT	EBITDA	DA	EBIT
Half Year Ended 30 Sept	2003	2003	2003	2002	2002	2002
Rinker Materials
Aggregates (US$m)	111.6	34.1	77.5	82.4	25.9	56.5
Cement (US$m)	58.0	10.6	47.4	51.9	10.1	41.8
Concrete, Concrete
Block & Asphalt (US$m)	80.9	26.8	54.1	52.1	15.1	37.0
Concrete Pipe Products (US$m)	50.6	16.1	34.5	57.2	16.0	41.2
Other (US$m)	6.6	11.6	(5.0)	12.6	12.8	(0.2)
Total Rinker Materials (US$m)	307.7	99.2	208.5	256.2	79.9	176.3
Total Rinker Materials (A$m)	472.5	152.3	320.2	463.9	144.4	319.5
Readymix (A$m)	106.1	24.8	81.3	81.4	22.8	58.6
Corporate (A$m	(5.9)	—	(5.9)	(6.7)	—	(6.7)
Total Rinker (A$m)	572.7	177.1	395.6	538.6	167.2	371.4

(4)                                  Profit After tax (PAT) represents Net Profit attributable to members of Rinker Group Limited.

(5)                                  Free cash flow represents Net cash from operating activities less purchases of property, plant and equipment.

(6)                                  Return on funds employed (“ROFE”) represents the previous 12 months’ EBIT (actual for 1 April to 30 September 2003 and pro forma for six months to 1 April 2003) divided by end of period funds employed:

	EBIT			End of Period Balances as at 30 September 2002
	Half Year ended		12 Months	Net assets	Interest bearing liabilities		Cash	Net finance	Funds Employed	ROFE
	Mar ‘02	Sep ‘02			Current	Non Current		Pay/Rec
	$m	$m	$m	$m	$m	$m	$m	$m	$m	%

Rinker Materials - US$	135.6	176.3	311.8
Ave Exchange Rate	0.514	0.551
Rinker Materials - A$	263.6	319.5	583.2
Readymix - A$	24.4	58.6	83.0
Unallocated - A$	(6.7)	(6.7)	(13.4)

Rinker - A$	281.3	371.4	652.7	2,697	263	2,195	(64)	11	5,101
		excluding Kiewit Materials Funds Employed at 30 September 2002							(970)
		- as there were no earnings from this acquisition during the period, the funds employed are removed from the calculation of return on funds employed							4,131	15.8%

Rinker - US$	144.7	204.9	349.6	1,468	143	1,195	(35)	6	2,776
		excluding Kiewit Materials Funds Employed at 30 September 2002							(527)
									2,249	15.5%

	EBIT			End of Period Balances as at 30 September 2003
	Half Year ended		12 Months	Net assets	Interest bearing liabilities		Cash	Net finance	Funds Employed	ROFE
	Mar ‘03	Sep ‘03			Current	Non Current		Pay/Rec
	$m	$m	$m	$m	$m	$m	$m	$m	$m	%

Rinker Materials - US$	157.3	208.5	365.9
Ave Exchange Rate	0.577	0.651
Rinker Materials - A$	272.5	320.2	592.7
Readymix - A$	60.9	81.3	142.2
Unallocated - A$	(6.7)	(5.9)	(12.6)

Rinker - A$	326.7	395.6	722.3	3,082	15	1,477	(353)	(21)	4,200	17.2%

Rinker - US$	188.6	257.6	446.2	2,083	10	998	(238)	(15)	2,838	15.7%

(7)                                  Return on equity represents the previous 12 months’ Net Profit attributable to members of Rinker Group Limited divided by Equity attributable to members of Rinker Group Limited:

Return on equity	A$m	US$m
Net profit attributable to members of Rinker:
Half year ended 30 September 2003	233	152
Half year ended 31 March 2003	177	102
Year ended 30 September 2003	410	254

Equity attributable to members of Rinker	3,073	2,077

Return on Equity	13.30%	12.20%

Return on Equity prior to goodwill amortisation is calculated by excluding goodwill amortisation of A$84m (US$52m) from results for the 12 month period ended 30 September 2003.

(8)                                  EPS represents Earnings per share. EPS prior to goodwill amortisation is calculated by excluding goodwill amortisation charges of A$38m (US$25m) for the half year ended 30 September 2003 (2002: A$29m, US$15m).

(9)                                  Heritage is defined as excluding all acquisitions that have not been included in the group for a full reporting year prior to HYES03.

(10)                            Gearing has been calculated in two ways:

•                                          Net debt divided by equity

•                                          Net debt divided by net debt plus equity.

Net debt represents current and non-current interest-bearing liabilities, less cash.

(11)                            Interest cover represents EBIT divided by net interest expense. Net interest expense represents total interest expense less total interest income.

(12)                            The effective tax rate represents income tax expense relating to ordinary activities divided by Profit from ordinary activities before income tax.

(13)                            EBITDA to net assets for Rinker Group Limited and peers represents EBITDA divided by net assets, based on the last reported financial year end, (Rinker is based on pro forma accounts). For this comparison, net assets represents fixed assets, cash, receivables, inventory and payables. Information was sourced from Bloomberg, company accounts and Rinker research.

(14)                            Return on net assets (“RONA”) for Rinker Group Limited and peers represents PAT (excluding goodwill amortisation) divided by net assets, based on the last reported financial year end, (Rinker is based on pro forma accounts). For this comparison, net assets represents fixed assets, cash, receivables, inventory and payables. Information was sourced from Bloomberg, company accounts and Rinker research.

(15)                            Return on equity for Rinker Group Limited and peers was calculated excluding goodwill amortisation, based on the last reported financial year end, (Rinker is based on pro forma accounts). Information was sourced from Bloomberg, company accounts and Rinker research.

Forward-looking statements

This presentation contains a number of forward-looking statements. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; and other risks and uncertainties identified in our filings with the Australian Stock Exchange and the U.S. Securities and Exchange Commission.